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                                                                   Exhibit 14(a)






                          INDEPENDENT AUDITORS' CONSENT



To the Shareholders and Board of Trustees of Travelers Series Trust:

We consent to the incorporation by reference and inclusion, of our reports dated February 9, 2001 with respect to Jurika & Voyles Core Equity Portfolio and Strategic Stock Portfolio of Travelers Series Trust, and to the references to our firm under the headings "Other Services" and "Financial Statements and Experts" in the Combined Prospectus/Proxy Statement, "Representations and Warranties" in Appendix A, Agreement and Plan of Reorganization, to the Combined Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information included in this Registration Statement on Form N-14.


                                                       KPMG LLP


New York, New York
August 6, 2001